EIGHTH AMENDMENT TO
HEWLETT-PACKARD COMPANY
TAX SAVING CAPITAL ACCUMULATION PLAN

            Pursuant to the powers reserved to it in Section 18 of the Hewlett-Packard Company Tax Saving Capital Accumulation Plan (the “Plan”), the Plan Committee of Hewlett-Packard Company (the “Plan Committee”) hereby amends the Plan, effective as of December __, 2003 as follows:

1.	Section 8 is amended by adding a new subsection 8(f) immediately following subsection 8(e) thereof as follows:

           “(f)        RESTRICTIONS ON TRADING.

Notwithstanding any provision in the Plan to the contrary, the Company, or any committee of the Company which has been delegated appropriate authority, is authorized to impose from time to time any restrictions or limitations on any or all Participants’ ability to direct the investment of his, her or their Accounts into or out of a certain Fund or Funds as the Company (or such committee) may deem appropriate in its sole and absolute discretion.”

2.	Except as so amended, the Plan in all other respects is hereby confirmed.

            IN WITNESS WHEREOF, the Plan Committee has caused this Eighth Amendment to the Plan to be duly executed on this 19th day December 2003.

HEWLETT-PACKARD COMPANY
By: /s/ Jon E. Flaxman
Jon E. Flaxman Chair, Plan Committee